EX 10.16

February 1, 2023

Marella Thorell

    RE:    Retention Bonus

Dear Marella,

Evelo Biosciences, Inc. (the “Company” or “Evelo”) is pleased to inform you that you are eligible to earn a special, one-time retention bonus (the “Retention Bonus”) in the amount of $150,000, pursuant to the terms and conditions set forth in this letter agreement.

Subject to the terms of this letter agreement, the Retention Bonus will be paid to you by the Company or its subsidiary that employs you in a single installment within five (5) business days following June 2, 2023 (the “Retention Date”).

Notwithstanding any other provision of this letter agreement, payment of the Retention Bonus shall be subject to your continued employment with the Company or one of its subsidiaries through the Retention Date.

    The Retention Bonus will be in addition to, and not in lieu of, any other bonus or compensation that you are entitled to with respect to your employment with the Company and its subsidiaries.

    For the avoidance of doubt, if your employment with the Company and its subsidiaries terminates for any reason prior to the Retention Date, you will forfeit any right to receive the Retention Bonus.

    Payment of the Retention Bonus will be subject to all applicable tax and other withholdings. This letter agreement may be amended only by an instrument in writing signed by both you and an authorized officer of the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement does not confer upon you any right to continued employment with the Company or any of its subsidiaries or interfere in any way with the rights of the Company and its subsidiaries to terminate your employment at any time. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile, email, .pdf or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

    Please indicate your acceptance of and agreement to the terms and conditions of this letter agreement by signing and returning a copy of this letter to the undersigned. If you have any questions or concerns about this letter, please contact Simba Gill, Chief Executive Officer.

    Thank you for your hard work and commitment to the Company.

Sincerely,

EVELO BIOSCIENCES, INC.

By: /s/ Simba Gill

Name: Simba Gill
Title: Chief Executive Officer
Acknowledged and agreed:

/s/ Marella Thorell

Marella Thorell

Evelo Biosciences – 620 Memorial Drive, Suite 500, Cambridge, MA 02139